Exhibit (h)(15)

AB ACTIVE ETFs, INC.

1345 Avenue of the Americas

New York, NY 10105

November 30, 2023

State Street Bank and Trust

Transfer Agency

Attention: Compliance

One Heritage Drive Building

1 Heritage Drive

Mail Stop O1-1D0100

North Quincy, MA 02171

With a copy to:

STATE STREET BANK AND TRUST COMPANY

Legal Division - Global Services Americas

1 Congress Street, Suite 1

Boston, MA 02114-2016

Re: AB ACTIVE ETFs, INC. (the “Fund”)

Ladies and Gentlemen:

Please be advised that the undersigned Fund has established new portfolio series known as AB US Large Cap Strategic Equities ETF (the “Portfolio”).

In accordance with Section 11, the Additional Portfolios provision, of the Transfer Agency and Service Agreement dated as of August 8, 2022, as amended, modified, or supplemented from time to time (the “Agreement”), by and between AB Active ETFs, Inc., and State Street Bank and Trust Company (“State Street”), the undersigned Fund hereby request that State Street act as Transfer Agent for the new Portfolio under the terms of the Agreement, and that Schedule A to the Agreement be hereby amended and restated as set forth on Schedule A attached hereto. In connection with such request, the undersigned Fund hereby confirms, as of the date hereof, its representations and warranties set forth in Section 4 of the Agreement.

Please indicate your acceptance of the foregoing by executing this letter agreement and returning a copy to the Fund.

Sincerely,

AB ACTIVE ETFs, INC.

By:	/s/ Stephen J. Laffey
Name:	Stephen J. Laffey
Title:	Assistant Secretary, Duly Authorized

Agreed and Accepted:
STATE STREET BANK AND TRUST COMPANY

By:	/s/ Kevin Murphy
Name:	Kevin Murphy
Title:	Managing Director , Duly Authorized
Effective Date: November 30, 2023

EXHIBIT A

SCHEDULE A

LIST OF PORTFOLIOS

AB Active ETFs, Inc.

AB Ultra Short Income ETF

AB Tax-Aware Short Duration Municipal ETF

AB Disruptors ETF

AB US High Dividend ETF

AB US Low Volatility Equity ETF

AB High Yield ETF

AB US Large Cap Strategic Equities ETF